EXHIBIT G-1




                         INVESTMENT MANAGEMENT AGREEMENT

                          dated as of October 10, 2006

                                 BY AND BETWEEN

                      TENNENBAUM OPPORTUNITIES FUND V, LLC,
                      a Delaware limited liability company

                                       AND

                        TENNENBAUM CAPITAL PARTNERS, LLC,
                      a Delaware limited liability company


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                                TABLE OF CONTENTS
                                -----------------

                                                                           Page
                                                                           ----

1.    General Duties of the Investment Manager................................1

2.    Duties and Obligations of the Investment Manager with Respect to the Administration of the Company....................................3

3.    Authority to Bind the Company; No Joint Venture.........................4

4.    Limitations Relating to Investments.....................................5

5.    Brokerage...............................................................7

6.    Compensation............................................................7

7.    Expenses................................................................9

8.    Services to Other Companies or Accounts................................10

9.    Duty of Care and Loyalty...............................................10

10.   Indemnification........................................................11

11.   Term of Agreement; Events Affecting the Investment Manager;
      Survival of Certain Terms..............................................12

12.   Power of Attorney; Further Assurances..................................14

13.   Amendment of this Agreement............................................14

14.   Notices................................................................15

15.   Binding Nature of Agreement; Successors and Assigns....................15

16.   Entire Agreement.......................................................15

17.   Costs and Expenses.....................................................16

18.   Books and Records......................................................16

19.   Titles Not to Affect Interpretation....................................16

20.   Provisions Separable...................................................16

21.   Governing Law..........................................................16

22.   Execution in Counterparts..............................................16



                                      i

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                         INVESTMENT MANAGEMENT AGREEMENT

          This Investment Management Agreement (the "Agreement"), dated as of October 10, 2006, is made by and between Tennenbaum Opportunities Fund V, LLC (the "Company"), a Delaware limited liability company which will be registered as a nondiversified closed-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), and Tennenbaum Capital Partners, LLC (the "Investment Manager"), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Operating Agreement of the Company dated as of October 10, 2006 (as the same may be amended from time to time, the "Operating Agreement") or the Partnership Agreement of the Portfolio Partnership, as the case may be.

          1.  General Duties of the Investment Manager.

          Subject to the direction and control of the Company's Board of Directors (the "Board") and subject to and in accordance with the terms of the Credit Agreement, the Operating Agreement, the Pledge and Intercreditor Agreement (as defined in the Credit Agreement), the Custodial Agreement (as defined in the Credit Agreement), the Co-Management Agreement (as defined in the Credit Agreement), the policies adopted or approved by the Board, the conditions of any exemptive order obtained by or for the benefit of the Company from the Securities and Exchange Commission (the "SEC") and this Agreement, the Investment Manager agrees to supervise and direct the investment and reinvestment of the Assets and perform the duties set forth herein or in the Operating Agreement (subject to the approval of the Investment Committee (as defined in Section 4(a) hereof) to the extent provided in Section 4 hereof), and shall perform on behalf of the Company those investment and leverage related duties and functions assigned to the Company or the Investment Manager in the Credit Agreement, the Pledge and Intercreditor Agreement, the Statements of Preferences for any Preferred Shares and the Custodial Agreement (collectively, the "Transaction Documents"), and shall have such other powers with respect to the investment and leverage related functions of the Company as shall be delegated from time to time to the Investment Manager by the Board. The Company has executed or will execute the Transaction Documents and the Co-Management Agreement, and the Investment Manager is hereby granted, and shall have, full power to take all actions and execute and deliver all necessary and appropriate documents and instruments on behalf of the Company in accordance with such of the Transaction Documents as have been executed from time to time, the Operating Agreement, the policies adopted or approved by the Board, the conditions of any exemptive order obtained by or for the benefit of the Company or the Investment Manager from the SEC and this Agreement. The Investment Manager shall endeavor to comply in all material respects with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations and the applicable provisions of the Transaction Documents in performing its duties under this Agreement. Subject to the foregoing and the other provisions of this Agreement, and subject to the decisions of the Investment Committee and the direction and control of the Board, the Investment Manager is hereby appointed as the Company's agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Company and to do or take all related acts, with the power of substitution, to acquire, dispose of or otherwise take action with respect to or affecting the Investments (as defined in Section 4(b) hereof), including, without limitation:
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          (a) identifying and originating Investments (defined below) to be purchased by the Company, selecting the dates for such purchases, and purchasing or directing the purchase of such Investments on behalf of the Company;

          (b) identifying Investments owned by the Company to be sold by the Company, selecting the dates for such sales, and selling such Investments on behalf of the Company;

          (c) negotiating and entering into, on behalf of the Company, documentation providing for the purchase and sale of Investments, including without limitation, confidentiality agreements and commitment letters;

          (d) structuring the terms of, and negotiating, entering into and/or consenting to, on behalf of the Company, documentation relating to Investments to be purchased, held, exchanged or sold by the Company, including any amendments, modifications or supplements with respect to such documentation;

          (e) exercising, on behalf of the Company, rights and remedies associated with Investments, including without limitation, rights to petition to place an obligor or issuer in bankruptcy proceedings, to vote to accelerate the maturity of an Investment, to waive any default, including a payment default, with respect to an Investment and to take any other action which the Investment Manager deems necessary or appropriate in its discretion in connection with any restructuring, reorganization or other similar transaction involving an obligor or issuer with respect to an Investment, including without limitation, initiating and pursuing litigation;

          (f) responding to any offer in respect of Investments by tendering the affected Investments, declining the offer, or taking such other actions as the Investment Manager may determine;

          (g) exercising all voting, consent and similar rights of the Company on its behalf and advising the Company with respect to matters concerning the Investments;

          (h) advising and assisting the Company with respect to the valuation of the Assets;

          (i) retaining legal counsel and other professionals (such as financial advisers) to assist in the structuring, negotiation, documentation, administration and modification and restructuring of Investments;

          (j) providing the Company with assistance in processing subscription and/or transfer applications for the Membership Interests, including assistance in determining whether such applications and prospective or existing Members of the Company satisfy applicable requirements under the Operating Agreement; and

          (k) if it is determined to utilize the Portfolio Partnership, the Investment Manager will invest substantially all of the Company's assets for a common limited partner interest in the Portfolio Partnership.

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          2. Duties and Obligations of the Investment Manager with Respect to
             ----------------------------------------------------------------
the Administration of the Company.
---------------------------------

          The Investment Manager also agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Company's custodian and other service providers) to the Company. To the extent requested by the Company, the Investment Manager agrees to provide the following administrative services:

          (a) oversee the determination and publication of the Company's net asset value in accordance with the Company's policy as adopted from time to time by the Board and communicated to the Investment Manager in writing;

          (b) maintain or oversee the maintenance of the books and records of the Company as required under the 1940 Act and maintain (or oversee maintenance by other persons) such other books and records required by law or for the proper operation of the Company;

          (c) oversee the preparation and filing of the Company's federal, state and local income tax returns and any other required tax returns or reports;

          (d) review the appropriateness of and arrange for payment of the Company's expenses;

          (e) prepare for review and approval by officers and other authorized persons of the Company (collectively, the "Authorized Signatories") financial information for the Company's semi-annual and annual reports and other communications with shareholders required or otherwise to be sent to Company shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

          (f) prepare for review by the Authorized Signatories and Board of the Company the Company's periodic financial reports required to be filed with the SEC on Form N-SAR, Form N-CSR, Form N-PX, Form N-Q and such other reports, forms and filings, as may be mutually agreed upon or as may be required by law, the Credit Agreement or any Statement of Preferences;

          (g) prepare reports relating to the business and affairs of the Company as may be mutually agreed upon and not otherwise prepared by others;

          (h) make such reports and recommendations to the Board concerning the performance and fees of any of the Company's service providers as the Board may reasonably request or deem appropriate;

          (i) oversee and review calculations of fees paid to the Company's service providers;

          (j) oversee the Company's portfolio and perform necessary calculations as required under Section 18 of the 1940 Act;

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          (k) consult with the Audit Committee of the Board, the Authorized
Signatories, and the Company's independent accountants, legal counsel, custodian and other service providers in establishing the accounting policies of the Company and monitor financial and shareholder accounting services;

          (l) review implementation of any share purchase programs authorized by the Board;

          (m) determine the amounts available for distribution as dividends and distributions to be paid by the Company to its shareholders;

          (n) prepare and arrange for the printing of dividend notices to shareholders;

          (o) provide the Company's dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions;

          (p) prepare such information and reports as may be required under the Credit Agreement and by any other banks, if any, from which the Company borrows funds;

          (q) provide such assistance to the Company's custodian, counsel, auditors and other service providers as generally may be required to properly carry on the business and operations of the Company;

          (r) assist in the preparation and filing of Forms 3, 4, and 5 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and Section 30(h) of the 1940 Act for the officers, Authorized Signatories and directors of the Company, such filings to be based on information provided by those persons;

          (s) respond to or refer to the Company's officers or Authorized Signatories shareholder (including any potential shareholder) inquiries relating to the Company; and

          (t) supervise any other aspects of the Company's administration as may be agreed to by the Company and the Investment Manager.

          All services are to be furnished through the medium of any directors, officers, Authorized Signatories or employees of the Investment Manager or its affiliates as the Investment Manager deems appropriate in order to fulfill its obligations hereunder.

          The Company will reimburse the Investment Manager or its affiliates for all out-of-pocket expenses incurred by them in connection with the performance of the administrative services described in this paragraph 2.

          3. Authority to Bind the Company; No Joint Venture.
             -----------------------------------------------

          (a) Except as provided in or pursuant to Sections 1 and 12 hereof, the Investment Manager shall have no authority to bind or obligate the Company. The Board shall retain the sole authority to act on behalf of the Company, and all acts of the Investment Manager (other than as provided in the Transaction Documents, the Operating Agreement or in Section 1


                                       4
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or Section 12 hereof with respect to any Approved Investment) shall require the
Board's consent and approval to bind the Company. Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement. For all purposes hereof, the Investment Manager shall be deemed to be an independent contractor and, unless otherwise provided herein or specifically authorized by the Board from time to time, shall have no authority to act for or represent the Company.

          (b) The Investment Manager shall act in conformity with the written instructions and directions of the Board, except to the extent that authority has been delegated to the Investment Manager pursuant to the terms of this Agreement, the Operating Agreement and the Transaction Documents. The Investment Manager will not be bound to follow any amendment to any Transaction Document or the Operating Agreement until it has received written notice thereof and until it has received a copy of the amendment from the Company or the Administrative Agent (as defined in the Credit Agreement); provided that if any such amendment materially and adversely affects the rights or duties of the Investment Manager, the Investment Manager shall not be obligated to respect or comply with the terms of such amendment unless it consents thereto. Subject to the fiduciary duty of the Board, the Company agrees that it shall not permit any amendment to any Transaction Document or the Operating Agreement that materially and adversely affects the rights or duties of the Investment Manager to become effective unless the Investment Manager has been given prior written notice of such amendment and has consented thereto in writing.

          (c) The Investment Manager may, with respect to the affairs of the Company, consult with Babson Capital Management LLC (the "Co-Manager") and its Affiliated Persons (collectively, "Babson"), as co-investment manager, and with such legal counsel, accountants and other advisors as may be selected by the Investment Manager. The Investment Manager shall be fully protected, to the extent permitted by applicable law, in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by the Investment Manager in accordance with the advice or opinion of Babson or such counsel, accountants or other advisors. The Investment Manager shall be fully protected in relying upon any writing signed in the appropriate manner with respect to any instruction, direction or approval of any of the Board or Babson and may also rely on opinions of the Investment Manager's counsel with respect to such instructions, directions and approvals. The Investment Manager shall also be fully protected when acting upon any instrument, certificate or other writing the Investment Manager believes in good faith to be genuine and to be signed or presented by the proper person or persons. The Investment Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained if the Investment Manager in good faith believes the same to be genuine.

          4. Limitations Relating to Investments.
             -----------------------------------

          (a) Investments Requiring the Investment Committee's Approval. The Investment Manager will establish an Investment Committee (the "Investment Committee") comprised initially of eleven (11) persons (such number of members being subject to increase or decrease at any time in the sole discretion of the Investment Manager). Six of the persons on the Investment Committee will be voting members (such number of voting members being subject to


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increase or decrease at any time in the sole discretion of the Investment
Manager). Subject to the following sentence and Section 11(b), all of the voting members of the Investment Committee will be appointed by the Investment Manager, and initially such voting members will be Michael E. Tennenbaum, Mark K. Holdsworth, Howard M. Levkowitz, Jose E. Feliciano and Steven C. Chang or such other persons as may be appointed by the Investment Manager. Except as provided by Section 11(b), one voting member of the Investment Committee will be appointed by Babson, with the approval of the Investment Manager. Richard E. Spencer II shall be Babson's representative on the Investment Committee until removed or until replaced by Babson with the approval of the Investment Manager for such replacement. Additionally, the Investment Manager shall have the right to appoint any number of non-voting members to the Investment Committee. The Investment Committee will review and discuss the purchase and sale of all Investments other than short-term Investments in high quality debt, securities maturing in less than 367 days or investment funds whose portfolios at all times have an effective duration of less than 367 days and other than hedging and risk management transactions, and approval by a majority vote of the voting members of the Investment Committee will be required prior to the purchase or sale of any Investment required to be reviewed by the Investment Committee. The Company shall not be bound by any Investment made by the Investment Manager on behalf of the Company for which the necessary approval has not been obtained.

          (b) Investments. Except as otherwise provided in this Section 4 and subject to the requirements of the Transaction Documents, the Operating Agreement and applicable law, the Investment Manager may cause the Company from time to time to purchase:

               (i) debt securities or debt obligations, including bank loans or interests therein ("Debt Obligations");

               (ii) stock, warrants or other equity securities ("Securities");
     and

               (iii) any other investments of any type of asset the Company is permitted to make (together with Securities and Debt Obligations, "Investments").

(c) Company is not a Bank. The Investment Manager may not purchase any Debt Obligation if the related credit agreement, note, indenture or other documentation by its terms requires any such purchase to be made only by a bank, savings and loan, thrift, trust company or other similar deposit-taking institution.

          (d) Origination Fees. The Company shall, except to the extent the Investment Manager determines such sharing could cause the Company to fail to satisfy any requirement for qualification as a regulated investment company under Subchapter M of the Code, receive its pro-rata share, measured by the amount invested or proposed to be invested by the investors in any Investment, of any origination, structuring, or similar fees normally payable to lenders or structurers as compensation for services ("Origination or Similar Fees") payable with respect to any Investment, whether or not any other investment funds or accounts for which the Investment Manager or its Affiliated Persons acts as investment adviser (the "Tennenbaum Accounts") share in such fees. Notwithstanding anything herein, in the Operating Agreement or in any Transaction Document to the contrary, to the extent that any Origination or Similar Fees with respect to the Company's share of such Investment are paid to the Investment Manager, Babson

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or any of their respective Affiliated Persons as additional compensation, such amount shall be reimbursed to the Company unless the exception to the preceding sentence is in effect, in which case such amount shall be paid to the other accounts participating in such Investment or returned to the party paying such Origination or Similar Fees.

          (e) Co-Investments. The Company may not co-invest with any account managed by the Investment Manager or its Affiliated Persons in any Investments subject to any exemptive order obtained by, on behalf of or for the benefit of the Company except to the extent permitted by such exemptive relief or otherwise permitted by the 1940 Act.

          5. Brokerage.
             ---------

          The Investment Manager shall effect all purchases and sales of securities in a manner consistent with the principles of best execution, taking into account net price (including commissions) and execution capability and other services which the broker or other intermediary may provide. In this regard, the Investment Manager may effect transactions which cause the Company to pay a commission in excess of a commission which another broker or other intermediary would have charged; provided, however, that the Investment Manager shall have first determined that such commission is reasonable in relation to the value of the brokerage or research services performed by that broker or other intermediary or that the Company is the sole beneficiary of the services provided.

          6. Compensation.
             ------------

          (a) The Company agrees to pay to the Investment Manager and the Investment Manager agrees to accept as partial compensation for all services rendered by the Investment Manager as such, a fee (the "Management Fee"), payable monthly in arrears at an annual rate equal to 1.50% of the sum of (i)
(A) prior to the end of the Subscription Period the Common Share Commitments entered into, regardless of whether the Company has drawn down or repaid such commitments and (B) after the end of the Subscription Period, the Common Share Commitments drawn less the amount by which the sum of all distributions exceeds the excess of the cumulative items of income and gain (realized or unrealized) over the cumulative items of loss and deduction (realized or unrealized) (such remainder, the "Undistributed Capital"), (ii) on and after the date the Credit Agreement is entered into by the parties thereto, the maximum amount available to be borrowed by the Company and/or the Portfolio Partnership under the Credit Agreement, regardless of whether the Company and/or the Portfolio Partnership has borrowed any amounts under the Credit Agreement and (iii) on and after the date the Credit Agreement is entered into by the parties thereto and the Company and/or the Portfolio Partnership has issued more than $1,000,000 in liquidation preference of Preferred Shares or Preferred Interests, the maximum aggregate liquidation preference of Preferred Shares the Company and/or the Portfolio Partnership would be authorized to issue under the 1940 Act based upon the total amount of Common Share Commitments entered into and assuming that the Company and/or the Portfolio Partnership has borrowed the maximum amount available to be borrowed under the Credit Agreement, regardless of whether the Company and/or the Portfolio Partnership has issued all of such Preferred Shares or Preferred Interests (the sum of (i) through (iii) being referred to as the "Management Fee Capital"). At such time as all borrowings under the Credit Agreement have been repaid and no further borrowings are permitted thereunder,

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Management Fee Capital shall be equal to the sum of the Undistributed Capital, plus the aggregate liquidation preference of Preferred Shares or Preferred Interests outstanding from time to time, thereby reducing the amounts on which the Management Fee is paid. At such time as all borrowings under the Credit Agreement have been repaid and no further borrowings are permitted thereunder, and no more than $1,000,000 in liquidation preference of Preferred Shares or Preferred Interests remains outstanding, Management Fee Capital shall be equal to the Undistributed Capital, thereby further reducing the amounts on which the Management Fee is paid. The Management Fee shall be prorated for any partial payment period. The Management Fee payable pursuant to this Section 6(a) shall be reduced by the amount of management fees paid to the Investment Manager by the Portfolio Partnership pursuant to Section 6(a) of the Investment Management Agreement between the Portfolio Partnership and the Investment Manager.

          (b) If the Company sells and issues to SVOF/MM, LLC, a company wholly-owned by the Investment Manager, the Co-Manager and their affiliates, at the initial Closing or such later date as the Investment Manager requests, one share of Series S Preferred Stock (the "Special Share") at a price equal to its liquidation preference of $1,000, the Company shall not be obligated to conduct its operations through the Portfolio Partnership or pay the incentive fee determined in accordance with the last sentence of this Section 6(b) so long as such Special Share is outstanding. As set forth in the Statement of Preferences for such Special Share, the Special Share will pay dividends at a rate equal to the greater of (i) 4% per year of the liquidation preference of such Special Share, but in no event greater than $40 per year, or (ii) (A) 100% of the amount by which the cumulative distributions and amounts distributable in respect of the Common Shares exceed an 8% annual weighted average return on Undistributed Capital until the total of (1) amounts paid as a fee pursuant to the last sentence of this paragraph (b), (2) the cumulative distributions made in respect of the Special Share during the time it was held by the Investment Manager or an Affiliated Person thereof and (3) any amounts paid to the Investment Manager or an Affiliated Person thereof pursuant to the Partnership Agreement of the Portfolio Partnership equals 25% of the aggregate cumulative distributions of net income and gain in respect of the Common Shares, and thereafter (B) an amount (payable at the same time as, and not in advance of, any distributions in respect of the Common Shares) such that, after payment thereof, the total of (x) amount paid as a fee pursuant to the last sentence of this paragraph (b), (y) the cumulative distributions made in respect of the Special Share during the time it was outstanding or held by the Investment Manager or an Affiliated Person thereof and (z) any amounts paid to the Investment Manager or an Affiliated Person thereof pursuant to the Partnership Agreement of the Portfolio Partnership equals 20% of the aggregate incremental distributions of net income and gain in respect of the Common Shares and the Special Share and the amounts paid as a fee pursuant to the last sentence of this paragraph (b). For the avoidance of doubt, the expenses of the Company, including the Management Fee, shall not reduce the amount of Undistributed Capital for purposes of calculating the 8% annual weighted average return on Undistributed Capital. If the Investment Manager or the Company determines on the advice of counsel that the sale and issuance of the Special Share or its Statement of Preferences is inconsistent with the requirements of the 1940 Act in any material respect and that such inconsistency is unlikely to be able to be remedied withoutfundamental alteration of such Statement of Preferences, the Company and the Investment Manager agree that the Company will repurchase such share, if outstanding, at liquidation preference plus accumulated and unpaid distributions and utilize the Portfolio Partnership as a subsidiary taxable as a partnership through

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which the Company will carry on substantially all of its business and which will provide SVOF/MM, LLC with a profit allocation on the same terms as the contingent dividend set forth above with respect to the Special Share. If for any reason the Investment Manager or the Company determines on the advice of counsel that such profit allocation would be inconsistent with the requirements of the 1940 Act in any material respect and that such inconsistency would be unlikely to be able to be remedied without fundamental alteration of such profit allocation and without having a material adverse effect on any shareholder of the Company or otherwise has not issued the Special Share or formed the Portfolio Partnership, the Company will pay to the Investment Manager as a fee the amounts computed in accordance with the second and third sentences of this paragraph; provided, however, that the amount paid pursuant to this sentence shall be reduced by the amount paid by the Portfolio Partnership pursuant to the parallel sentence in Section 6(b) of the Investment Management Agreement between the Portfolio Partnership and the Investment Manager.

          (c) If this Agreement is terminated for any reason prior to the end of the Investment Period, the Company will engage at its own expense a firm acceptable to the Company and the Investment Manager to determine the maximum reasonable fair value as of the termination date of the Company's consolidated assets (assuming each asset is readily marketable among institutional investors without minority discount and with an appropriate control premium for any control positions and ascribing a net present value (discounted at AA borrowing rates) to any unamortized portion of the Company's organizational, offering and issuance expenses and to any going concern value identified by such firm). After review of such firm's work papers by the Investment Manager and the Company and resolution of any comments therefrom, such firm shall render its report as to valuation, and the Company shall pay to the Investment Manager and/or SVOF/MM, LLC, as the case may be, any Management Fees or other dividends or fees due under this Agreement (which, for the avoidance of doubt, includes any amount due to SVOF/MM, LLC pursuant to Section 6(b) hereof), as the case may be, payable pursuant to the terms of this Agreement as if all of the consolidated assets of the Company had been sold or realized at the values indicated in such report and any net income and gain distributed. Such report shall be completed within 90 days after notice of termination of the relevant agreement.

          (d) If this Agreement is terminated due to conduct that is determined by a trier of fact, after a final non-appealable determination on the merits, to be Disabling Conduct prior to the end of the Investment Period, the Company shall follow the procedures set forth in Section 6(c) of this Agreement and pay any amount due to the Investment Manager and/or SVOF/MM, LLC to such party, provided that any amount owing to either the Investment Manager and/or SVOF/MM, LLC pursuant to this Section 6(d) shall be reduced by an amount equal to 15% of the total amount due to such party under this Section 6(d).

          7. Expenses.
             --------

          The Company will be responsible for paying the compensation of the Investment Manager and the Placement Agent, due diligence and negotiation expenses, fees and expenses of custodians, administrators, transfer and distribution agents, counsel and directors, insurance, filings and registrations, proxy expenses, expenses of communications to investors, interest, taxes, portfolio transaction expenses, indemnification, litigation and other extraordinary expenses and such other expenses as the Investment Manager is not obligated to provide (such as services the Investment Manager is required to supervise) and as are approved by the directors as being reasonably related to the organization, offering, capitalization, operation, regulatory compliance or administration of the Company and any portfolio investments. Expenses associated with the general overhead of the Investment Manager or Co-Manager will not be covered by the Company. Notwithstanding the foregoing, and subject to review by the Board, the Company will bear the costs and expenses of the Investment Manager as set forth in Section 9 of the Operating Agreement, which may not be amended without the Investment Manager's written consent. On behalf of the Company, the Investment Manager may advance payment of any such fees and expenses of the Company, and the Company shall reimburse the Investment Manager therefor within 30 days following written request from the Investment Manager. Nothing in this Section 7 shall limit the ability of the Investment Manager to be reimbursed by any Person (including issuers or obligors of securities, instruments or obligations owned by the Company) for out-of-pocket expenses incurred by the Investment Manager in connection with the performance of services hereunder. The Investment Manager shall maintain complete and accurate records with respect to costs and expenses and shall furnish the Board with receipts or other written vouchers with respect thereto upon request of the Board. The Investment Manager will be responsible for paying the Co-Manager the amounts set forth in the Co-Management Agreement.

          8. Services to Other Companies or Accounts.
             ---------------------------------------

          (a) The Investment Manager and its Affiliated Persons, employees or associates are in no way prohibited from, and intend to, spend substantial business time in connection with other businesses or activities, including, but not limited to, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Company, participating in actual or potential investments of the Company or any Member, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Company, or acting as a director, officer or creditors' committee member of, adviser to, or participant in, any corporation, partnership, trust or other business entity. The Investment Manager and its Affiliated Persons may, and expect to, receive fees or other compensation from third parties for any of these activities, which fees will be for the benefit of their own account and not the Company.

          (b) In addition, the Investment Manager and its Affiliated Persons may manage Tennenbaum Accounts other than the Company that invest in assets eligible for purchase by the Company.

          (c) The Company may have the ability, under certain circumstances, to take certain actions that would have an adverse effect on Tennenbaum Accounts other than the Company. In these circumstances, the Investment Manager and its Affiliated Persons will act in a manner believed to be equitable to the Company and such other Tennenbaum Accounts, including co-investment in accordance with the conditions of any exemptive relief obtained by the company and the Investment Manager.

          9. Duty of Care and Loyalty.
             ------------------------

          Except as otherwise required by law, none of the Special Member, the Investment Manager, or any of their respective Affiliated Persons, directors, officers, employees, shareholders, managers, members, assigns, representatives or agents (each, an "Indemnified Person" and, collectively, the "Indemnified Persons") shall be liable, responsible or accountable in damages or otherwise to the Company, any Member or any other Person for any loss, liability, damage, settlement cost, or other expense (including reasonable attorneys' fees) incurred by reason of any act or omission or any alleged act or omission performed or omitted by such Indemnified Person (other than solely in such Indemnified Person's capacity as a Member, if applicable) in connection with the establishment, management or operations of the Company or the management of its Assets (including those in connection with serving on boards of directors of, or creditors' committees for, any Portfolio Company) except that the Investment Manager shall be liable to the Company or any Member, as the case may be, if such act or failure to act arises out of the bad faith, willful misfeasance, gross negligence or reckless disregard of an Indemnified Person's duty to the Company or such Member, as the case may be (such conduct, "Disabling Conduct"). Subject to the foregoing, all such Indemnified Persons shall look solely to the Assets (including, without limitation, the Unfunded Commitments) for satisfaction of claims of any nature arising in connection with the affairs of the Company. If any Indemnified Person is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, such Indemnified Person shall not, on account thereof, be held to any personal liability.

          10. Indemnification.
              ---------------

          (a) To the fullest extent permitted by applicable law, each of the Indemnified Persons shall be held harmless and indemnified by the Company
(out of the Assets (including, without limitation, the Unfunded Commitments) and not out of the separate assets of any Member) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and reasonable counsel fees reasonably incurred by such Indemnified Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnified Person may be or may have been involved as a party or otherwise (other than as authorized by the Directors, as the plaintiff or complainant) or with which such Indemnified Person may be or may have been threatened, while acting in such Person's capacity as an Indemnified Person, except with respect to any matter as to which such Indemnified Person shall not have acted in good faith in the reasonable belief that such Person's action was in the best interest of the Company or, in the case of any criminal proceeding, as to which such Indemnified Person shall have had reasonable cause to believe that the conduct was unlawful, provided, however, that an Indemnified Person shall only be indemnified hereunder if (i) such Indemnified Person's activities do not constitute Disabling Conduct and (ii) there has been a determination (a) by a final decision on the merits by a court or other body of competent jurisdiction before whom the issue of entitlement to indemnification was brought that such Indemnified Person is entitled to indemnification or, (b) in the absence of such a decision, by (1) a majority vote of a quorum of those Directors who are neither "interested persons" of the Company (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding
(the "Disinterested Non-Party Directors") that the Indemnified Person is entitled to indemnification, or (2) if such quorum is not obtainable or even if obtainable, if a majority so directs, independent legal counsel in a written opinion that concludes that the Indemnified Person should be entitled to indemnification. Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Person as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Person was authorized by a majority of the Directors. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (b) below.

          (b) The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation by the Indemnified Person of the Indemnified Person's good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Company unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Directors determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (i) the Indemnified Person shall provide adequate security for his undertaking, (ii) the Company shall be insured against losses arising by reason of any lawful advances, or (iii) a majority of a quorum of the Disinterested Non-Party Directors, or if a majority vote of such quorum so direct, independent legal counsel in a written opinion, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnified Person ultimately will be found entitled to indemnification.

          (c) The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which he may be lawfully entitled.

          (d) Each Indemnified Person shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel, or upon reports made to the Company by any of the Company's officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Directors, officers or employees of the Company, regardless of whether such counsel or other person may also be a Director.

          11. Term of Agreement; Events Affecting the Investment Manager;
              ----------------------------------------------------------
Survival of Certain Terms.
-------------------------

          (a) This Agreement shall become effective as of the time at which the Company registers as an investment company with the SEC and, unless sooner terminated by the Company or Investment Manager as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Company for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (i) the vote of a majority of the Board or the vote of a majority of the outstanding voting securities of the Company at the time outstanding and entitled to vote, and (ii) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Company at any time, without the payment of any penalty, upon giving the Investment Manager 60 days' notice (which notice may be waived by the Investment Manager), provided that such termination by the Company shall be directed or approved by the vote of a majority of the Directors of the Company in office at the time or by the vote of the holders of a majority of the voting securities of the Company at the time outstanding and entitled to vote, or by the Investment Manager on 60 days' written notice (which notice may be waived by the Company). This Agreement will also immediately terminate in the event of its assignment. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms are given in the 1940 Act.

          (b) If any two of Michael E. Tennenbaum, Mark Holdsworth and Howard Levkowitz die, become incapacitated or depart from the Investment Manager or cease to be actively involved in the management or operations of the Investment Manager or the Company, (i) if such event occurs during the Subscription Period, the Investment Manager will promptly notify Babson, the credit agent for the Company's senior credit facility, the credit enhancer, if any, and the Members of such event and the Members may determine at any time during the six months following such notice, by vote of 75% or more of the Common Shares, to terminate the Subscription Period or, voting together with the Preferred Shares as a single class, to liquidate the Company, and (ii) if such event occurs after the Subscription Period, the Investment Manager will promptly notify Babson, the credit agent for the Company's senior credit facility, the credit enhancer, if any, and the Members of such event, will increase the number of voting Babson representatives on the Investment Committee to a number that is equivalent at all times to the number of voting Investment Manager representatives on such committee and will promptly replace one or both of such individuals with another individual with skills reasonably comparable to those which such individual or individuals employed on behalf of the Investment Manager for the benefit of the Company (a person having such skills being a "Replacement Principal"), as determined by the approval of a majority of the Common Shares and Preferred Shares voting as a single class within sixty days after the date notice of such replacement is given. Upon the approval of a Replacement Principal, the number of Babson representatives on the Investment Committee shall be reduced to one and such Replacement Principal's name shall be substituted for purposes of the first sentence of this subsection (b) for the name of the individual for whom he or she is a Replacement Principal.

          (c) Notwithstanding anything herein to the contrary, Sections 6(c), 7, 9 and 10 of this Agreement shall survive any termination hereof.

          (d) From and after the effective date of termination of this Agreement, the Investment Manager and its Affiliated Persons shall not be entitled to compensation for further services hereunder, but shall be paid all compensation and reimbursement of expenses accrued to the date of termination. Upon such termination, and upon receipt of payment of all compensation and reimbursement of expenses owed, the Investment Manager shall as soon as practicable (and in any event within 90 days after such termination) deliver to the Company all property (to the extent, if any, that the Investment Manager has custody thereof) and documents of the Company or otherwise relating to the Assets of the Company then in the custody of the Investment Manager (although the Investment Manager may keep copies of such documents for its records). The Investment Manager agrees to use reasonable efforts to cooperate with any successor investment manager in the transfer of its responsibilities hereunder, and will, among other things, provide upon receipt of a written request by such successor investment manager any information available to it regarding any Assets of the Company. The Investment Manager agrees that, notwithstanding any termination, it will reasonably cooperate in any proceeding arising in connection with this Agreement, any of the Transaction Documents or any Investment (excluding any such proceeding in which claims are asserted against the Investment Manager or any Affiliated Person of the Investment Manager) upon receipt of appropriate indemnification and expense reimbursement.

          12. Power of Attorney; Further Assurances.
              -------------------------------------

          In addition to the power of attorney granted to the Investment Manager in Section 1 of this Agreement, the Company hereby makes, constitutes and appoints the Investment Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with the terms of this Agreement (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Investment Manager reasonably deems necessary or appropriate in connection with its investment management duties under this Agreement and as required by the 1940 Act and (b) to (i) subject to any policies adopted by the Board with respect thereto, exercise in its discretion any voting or consent rights associated with any securities, instruments or obligations included in the Company's Assets, (ii) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (iii) endorse, transfer or deliver such securities, instruments and obligations and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations. To the extent permitted by applicable law, this grant of power of attorney is irrevocable and coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Company; provided that this grant of power of attorney will expire, and the Investment Manager will cease to have any power to act as the Company's attorney-in-fact, upon termination of this Agreement in accordance with its terms. The Company shall execute and deliver to the Investment Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Investment Manager may reasonably request for the purpose of enabling the Investment Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement. Each of the Investment Manager and the Company shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

          13. Amendment of this Agreement.
              ---------------------------

          No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act. If the Company has outstanding any securities rated by S&P or Moody's, the Company shall promptly provide a copy of any such amendment or waiver to S&P and/or Moody's, as applicable.

          14. Notices.
              -------

          Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if sent by hand or by overnight courier, when personally delivered, if sent by telecopier, when receipt is confirmed by telephone, or if sent by registered or certified mail, postage prepaid, return receipt requested, when actually received if addressed as set forth below:

          (a)   If to the Company:

                Tennenbaum Opportunities Fund V, LLC
                Attn: Steven Wilson
                2951 28th Street, Suite 1000
                Santa Monica, CA 90405
                Tel:  (310) 566-1007
                Fax:  (310) 566-1010

          (b)   If to the Investment Manager:

                Tennenbaum Capital Partners, LLC
                Attn:  Howard M. Levkowitz
                2951 28th Street, Suite 1000
                Santa Monica, CA 90405
                Tel:  (310) 566-1004
                Fax:  (310) 566-1010

            (c) If to any of the Members, as provided in the Operating
                Agreement,  and if to the Administrative
                Agent or any Lender under the Credit Agreement, as provided in the applicable Transaction Document.

Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 14. Other addresses set forth in this Section 14 shall be changed only with the consent of the relevant addressee.

          15. Binding Nature of Agreement; Successors and Assigns.
              ---------------------------------------------------

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

          16. Entire Agreement.
              ----------------

          This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

          17. Costs and Expenses.
              ------------------

          The costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto, shall be borne by the Company.

          18. Books and Records.
              -----------------

          In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Investment Manager hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company's request. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records required to be maintained by Rule 31a-1 under the Investment Company Act.

          19. Titles Not to Affect Interpretation.
              -----------------------------------

          The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

          20. Provisions Separable.
              --------------------

          The provisions of this Agreement are independent of and separable from each other, and, to the extent permitted by applicable law, no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          21. Governing Law.
              -------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York and, to the extent inconsistent therewith, the 1940 Act.

          22. Execution in Counterparts.
              -------------------------

          This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.


                [Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                      TENNENBAUM CAPITAL PARTNERS, LLC

                                      By: TENNENBAUM & CO., LLC, its Managing
                                          Member

                                      By: ______________________________________
                                          Michael E. Tennenbaum
                                          Member


                                      TENNENBAUM OPPORTUNITIES
                                      FUND V, LLC


                                      By: /s/ Howard M. Levkowitz
                                          -------------------------
                                          Howard M. Levkowitz
                                          President